Exhibit 10.20
EMPLOYER PROTECTION AGREEMENT
This Employer Protection Agreement (“Agreement”) is made by and between The Corporate Executive Board Company (including any and all affiliates) (the “Company”) and the employee named below (the “Employee”).
The Company is engaged in the business of providing research, advisory and networking services to individual members in various industries, including without limitation such services as short-answer or custom research on demand, multiple client or syndicated studies, benchmarking data and databases and conferences, seminars, training and education, and on-line communities concerning the same.
The Company has offered employment or continued employment to Employee. During the course of employment, Employee will develop, at the Company’s expense, important relationships with members and prospective members of the Company. Employee will also become aware of certain confidential methods, practices, information and procedures with which the Company conducts its business and of certain confidential information regarding the Company’s members and/or prospective members. Employee may also prepare studies and other written materials using the Company’s resources.
NOW THEREFORE, in consideration of the recitals above, initial and/or continued employment and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1. Non-Solicitation of, and Non-Provision of Competing Services and Products to, Members and Prospective Members:
(a) During Employee’s employment, and for a period of one (1) year following the Company’s termination of Employee’s employment for Cause or Employee’s voluntary resignation of employment, Employee agrees that Employee shall not, directly or indirectly, on behalf of himself or any other person or entity other than the Company, offer to provide or provide Company Services to any Covered Person or induce or attempt to induce or otherwise counsel, advise, ask or encourage any Covered Person to discontinue membership, elect not to renew membership, or elect not to commence membership with the Company.
(b) For purposes of this Agreement, the following terms shall have the following meanings:
“Cause” shall mean the commission of an act of fraud, theft or dishonesty against the Company or any of its members or prospective members and/or in the course of Employee’s duties for the Company; conviction of or a plea of nolo contendere to any felony; conviction of or a plea of nolo contendere to any misdemeanor involving moral turpitude which might, as determined by the Company in its sole discretion, cause embarrassment to the Company; tardiness or absenteeism; insubordination; violation of Company policy; or violation of any applicable laws, rules or regulations in connection with or during performance of work for the Company.
“Company Services” shall mean the provision of decision support, business advice and management support by (aa) providing short-answer or custom research on demand, including without limitation literature or database searches, telephone interviews, or other research of the same or substantially similar type as that provided by the Company; (bb) preparing published multiple client or syndicated studies of the same or substantially similar type provided by the Company; (cc) selling benchmarking data and databases of the same or substantially similar type provided by the Company; (dd) providing to a membership organization conferences, seminars, training or education of the same or substantially similar type provided by the Company; (ee) providing decision or implementation support and related analytical tools of the same or substantially similar type provided by the Company; (ff) facilitating, developing, building, enhancing or establishing in any way an online community sharing IT-related information, including but not limited to through the use of groups, blogs, Wiki, knowledge bases, and professional networking; (gg) facilitating, developing or building a process associated with software that generates marketing plans; (hh) facilitating, developing or building a survey-based assessment of a workforce’s capabilities and behaviors for the marketing function; or (ii) providing any other services or products that the Company was providing during Employee’s employment, or that Employee learned during Employee’s employment that the Company planned to provide in the future.

“Covered Person” shall mean any person or entity (i) that was a member of the Company or was solicited to be a member of the Company at any time during the lesser of the two-year period prior to the termination of Employee’s employment with the Company, or the period of Employee’s employment with the Company; and (ii) with which Employee had contact on behalf of the Company or about which Employee learned confidential information in the course of Employee’s employment with the Company.
“Non-Solicitation Period” shall mean the period of Employee’s employment and one (1) year period following the Company’s termination of Employee’s employment for Cause or Employee’s voluntary resignation of employment.
(c) Employee agrees that the restrictions imposed upon Employee by the provisions of this section are fair and reasonable, are reasonably required for the protection of the Company, and will not unreasonably restrict Employee’s ability to work during the Non-Solicitation Period.
2. Non-Solicitation of Employees: During Employee’s employment, and for a period of one (1) year following resignation or termination of such employment for any reason, Employee agrees that Employee shall not, except in the course of Employee’s duties for the Company, directly or indirectly, induce or attempt to induce or otherwise counsel, advise, ask or encourage any person who is then a current employee of the Company and whom Employee worked with, supervised, or learned confidential information about while employed by the Company to leave the employ of the Company to accept employment with another employer that competes with the Company in the provision of Company Services.
3. Confidential Information: During Employee’s employment, Employee will have access to confidential information about the Company’s business that is not generally available to the public, including, without limitation, research, designs, methods, pricing, financial information, personnel information, marketing strategies, member profiles, materials prepared for members, and the like. Employee hereby acknowledges the Company’s exclusive ownership of such confidential information. Employee may also have access to confidential information provided to the Company in confidence by its members, vendors or other third parties. At all times during and after Employee’s employment, Employee agrees to maintain the confidentiality of confidential information belonging to the Company, and/or provided to the Company by its members, vendors or other third parties in confidence, and to use or disclose such information only as authorized by the Company or required by law.
4. Return of Company Property: Upon demand of the Company or resignation or termination of employment for any reason, whichever is sooner, Employee will deliver to the Company, and cease to have authorized access to, any and all of its and/or its members’ and/or vendors’ property, as well as any other property provided to the Company by third parties in confidence, including without limitation all studies, reports, disks, membership data, membership lists, member materials, manuals, designs, recordings and any other medium in any form or format by which, through which or on which Company, member or vendor property or other property provided to the Company by third parties in confidence has been recorded or stored.
5. Ownership of Intellectual Property: The Company owns (a) any inventions, trade secrets, ideas, original works of authorship or confidential information that Employee conceives, develops, discovers or makes in whole or in part during Employee’s employment by the Company that relate to the Company’s business or the Company’s actual or demonstrably anticipated research or development; and (b) any inventions, ideas, original works of authorship, trade secrets or other confidential information that Employee conceives, develops, discovers or makes in whole or in part during or after Employee’s employment that are made through the use of any of the Company’s time, equipment, facilities, supplies, trade secrets or other confidential information, or which result from any work Employee performs for the Company. To the maximum extent permitted under applicable law, all of the foregoing shall be deemed to be “works made for hire” under the United States Copyright Act, and the Company shall be deemed to be the author and owner thereof. To the extent any of the foregoing is not deemed to be a work made for hire, Employee does hereby grant ownership of all copyrights, patent rights, inventions, and discoveries to Company, and no further action by Employee will be required to grant ownership to the Company.
6. No Breach of Other Agreements or Obligations: Employee will not knowingly use for the benefit of or disclose to the Company any confidential information of any of Employee’s former employers or of any other third party who has not authorized such use or disclosure and will not otherwise knowingly infringe any proprietary right of any third party. Employee represents and warrants that no contract or agreement between Employee and any third party will interfere in any manner with Employee’s performance of Employee’s duties for the Company or with Employee’s compliance with this Agreement.

7. Provision Invalidated: If any provision of this Agreement shall be determined, by a court having jurisdiction, to be unenforceable, the remainder of this Agreement shall not be affected but shall continue in full force and effect as though such unenforceable provision were not originally a part of this Agreement, and the unenforceable provision shall be modified so as to be enforceable to the maximum extent permitted by law. In the event that a court refuses to modify any unenforceable provision, the parties agree to renegotiate the unenforceable provision in good faith to accomplish its objective to the extent permitted by law.
8. Injunctive Relief: Employee acknowledges that a breach of any of the provisions of this Agreement will result in continuing and irreparable damages to the Company for which there would be no adequate remedy at law and that the Company, in addition to all other relief available to it, shall be entitled to the issuance of injunctive relief restraining Employee from committing or continuing to commit any breach of this Agreement.
9. Attorney’s Fees: In any action for breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs.
10. Governing Law and Choice of Forum: This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia, irrespective of the principles of conflicts of laws therein, and Employee and the Company agree to submit to the personal jurisdiction of the state and federal courts in the Commonwealth of Virginia for the resolution of any disputes arising under or relating in any way to this Agreement.
11. Not a Contract of Employment: This Agreement does not constitute a contract of employment for a definite period of time. Employee is an at-will employee of the Company. This means that either Employee or the Company may terminate the employment relationship with or without cause at any time with or without notice for any lawful reason or for no reason.
12. No Waiver of Breach and No Effect on Employee’s Other Obligations: The waiver by any party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by any party. In addition, this Agreement does not relieve Employee of any obligation imposed by law including, for example and without limitation, any statutory or common law obligation to protect the Company’s trade secrets and to refrain from tortiously interfering with the Company’s contractual relations.
13. Entire Agreement: This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior oral or written discussions, agreements or understandings with respect to the subject matter hereof.
14. Survival of Agreement: The provisions of this Agreement shall survive the termination of the employment relationship between the Company and Employee. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Notwithstanding the foregoing, Employee shall not assign Employee’s obligations under this Agreement without the express written consent of the Company or its successors and/or assigns.
IN WITNESS WHEREOF, the parties have executed this Agreement as of this _______ day of                     , 20____.

EMPLOYEE	THE CORPORATE EXECUTIVE BOARD COMPANY

Print Name	Print Name and Title

Signature	Signature

3